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                                                                     EXHIBIT 3.3

                         CERTIFICATE OF AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           NATIONAL ENERGY GROUP, INC.

                                   ----------

                     PURSUANT TO SECTION 103 AND SECTION 242
                        OF THE GENERAL CORPORATION LAW OF
                              THE STATE OF DELAWARE

                                   ----------

      The undersigned, Bob G. Alexander, certifies that he is the President and Chief Executive Officer of National Energy Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

         FIRST: The name of the Corporation is National Energy Group, Inc.

         SECOND: This Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation was unanimously approved by the Board of Directors of the Corporation and thereafter duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                  No Equity Interests of the Corporation nor instruments exchangeable for Equity Interests of the Corporation shall be permitted to be transferred to or by any Person who is, was or would become as a result of such transfer a "5-percent shareholder" within the meaning of 26 USC Section 382.

                  For purposes of the ARTICLE SIXTH, the term "Person" shall mean an individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, or any political subdivision thereof or other entity; and the term "Equity Interests" shall mean any share of Common Stock or other instruments evidencing an ownership interest in the Corporation, whether or not transferable, and any option, warrants or right, contractual or otherwise, to acquire any such interest.

                  The Board of Directors may authorize a waiver of the restrictions contained in this ARTICLE SIXTH and permit a transfer of a restricted Equity Interest, provided the Board of Directors shall undertake an inquiry and make a determination (based on the facts in existence at the time of such determination) that such transfer will not impair the Corporation's use of:

         (i) net operating loss carryforwards (including any "net unrealized built-in loss," as defined under applicable law);

         (ii)     capital loss carryforwards; and

         (iii) general business and alternative minimum tax credit carryforwards (collectively with (i) and (ii) above the "Tax Benefits").

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                  The Board of Directors may impose any conditions it deems
         reasonable and appropriate in connection with any waiver which results in an Equity Interest transfer including, without limitation, affixing a restrictive legend to the certificates representing the Equity Interest transferred that acts to limit the future transferability of such Equity Interest.

                  Notwithstanding anything to the contrary herein and the effect of any such waiver on the Tax Benefits, the Board of Directors shall be authorized to waive any of the provisions of this ARTICLE SIXTH; provided the Board of Directors shall make a determination that such a waiver is in the best interests of the Corporation at the time the waiver is authorized.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Bob G. Alexander, its President and Chief Executive Officer, this 9th day of September, 2003.



                                      National Energy Group, Inc.


                                      By:    /s/ BOB G. ALEXANDER
                                          -------------------------------------
                                                 BOB G. ALEXANDER
                                          President and Chief Executive Officer